UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Western Wireless Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Bellevue, Washington

April 29, 2003

Dear Shareholders:

You are cordially invited to attend the annual meeting of shareholders of Western Wireless Corporation on Thursday, May 29, 2003, at 9:00 a.m. (Pacific Time) at Overlake Hospital Conference Center, 1035 116th Avenue Northeast, Bellevue, Washington. Directions to Overlake Hospital Conference Center are provided on the back cover of this document.

Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. At the annual meeting, we will also report on the Company’s operations and respond to any questions you may have.

Your vote is very important.    Whether or not you attend the annual meeting in person, it is important that your shares are represented and voted at the meeting. Please promptly sign, date, and return the enclosed proxy card in the enclosed postage-paid envelope. If you attend the meeting, you will, of course, have the right to revoke your proxy and vote your shares in person.

Very truly yours,

John W. Stanton

Chairman and Chief Executive Officer

Western Wireless Corporation

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 29, 2003

To the Shareholders:

The annual meeting of the shareholders of Western Wireless Corporation will be held at the Overlake Hospital Conference Center, on Thursday, May 29, 2003, at 9:00 a.m. for the following purposes:

1.	To elect eight directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2003;

3.	To consider and vote upon a proposal to amend the Western Wireless Corporation Executive Restricted Stock Plan to increase the number of shares available for issuance thereunder by 800,000 shares; and

4.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on March 21, 2003, are entitled to notice of and to vote at this annual meeting.

By Order of the Board of Directors

Jeffrey A. Christianson

Senior Vice President, General Counsel and Secretary

Bellevue, Washington

April 29, 2003

YOUR VOTE IS VERY IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE IN ORDER TO ENSURE THAT YOUR VOTE IS COUNTED. IF YOU ATTEND THE MEETING, YOU WILL, OF COURSE, HAVE THE RIGHT TO REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

Western Wireless Corporation

3650 131st Avenue SE

Bellevue, Washington 98006

PROXY STATEMENT

for the

ANNUAL MEETING OF SHAREHOLDERS

May 29, 2003

General

This Proxy Statement is provided by the Board of Directors of Western Wireless Corporation, a Washington corporation (the “Company” or “Western Wireless”), to shareholders in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of the shareholders of the Company at 9:00 a.m. on Thursday, May 29, 2003, at the Overlake Hospital Conference Center, 1035 116th Avenue Northeast, Bellevue, Washington, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

This Proxy Statement and the enclosed proxy card are being mailed on or about April 29, 2003 to the Company’s shareholders of record on March 21, 2003. Only one Proxy Statement is being delivered to multiple shareholders sharing an address, unless the Company has received contrary instructions from one or more of the shareholders. To notify the Company that a shareholder wishes to receive a separate proxy statement, annual report, or information statement in the future, or to receive instructions as to how shareholders can request a single copy per household if they are receiving multiple copies, please contact the Company at 3650 131st Avenue SE, Bellevue, Washington 98006 Attn: Investor Relations, or (425) 586-8700.

Revocability of Proxies

Shareholders who execute proxies may revoke them at any time before the shares are voted by proxy at the annual meeting. A proxy may be revoked by delivering a signed statement to the Secretary of the Company at or prior to the annual meeting, by signing another proxy dated as of a later date, or by attending and voting at the annual meeting. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the shareholder’s directions if the proxy is duly executed and returned prior to the annual meeting. If no directions are specified, the shares will be voted for the election of the directors recommended by the Board of Directors, for the ratification of the selection by the Board of Directors of the Company’s independent auditors, and, at the discretion of the named proxies, on other matters properly brought before the annual meeting.

Quorum; Abstentions; Broker Non-Votes

The presence in person or by proxy of holders of record of a majority of the total number of votes attributable to all shares of Common Stock outstanding and entitled to vote is required to constitute a quorum for the transaction of business at the annual meeting. Under Washington law and the Company’s Bylaws, if a quorum is present, a nominee for election to a position on the Board of Directors will be elected as a Director if the votes cast for the nominee exceed the votes cast against the nominee and exceed the votes cast for any other nominee for that position. Abstentions and “broker non-votes” (shares held by a broker or nominee as to which a broker or nominee indicates on the proxy that it does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting. For the election of directors, an abstention from voting and broker non-votes will have the legal effect of neither a vote for nor against the nominee. For all other matters, an abstention from voting and broker non-votes, since they are not affirmative votes, will have the same practical effect as a vote against the respective matters. Proxies and ballots will be received and tabulated by Mellon Investor Services LLC, the Company’s transfer agent and the inspector of elections for the annual meeting.

Voting and Solicitation

The expense of preparing, printing, and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mail, proxies may be solicited by directors, officers, and other employees of the Company, without additional remuneration, in person, or by telephone, telegraph or facsimile transmission. The Company will also request brokerage firms, banks, nominees, custodians, and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of March 21, 2003, and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

Record Date and Outstanding Shares

At the close of business on March 21, 2003, the Company had 72,430,605 shares of Class A Common Stock and 6,799,724 shares of Class B Common Stock outstanding. Outstanding shares of Class A Common Stock and Class B Common Stock were held of record by 199 and 45 shareholders respectively, and there were no outstanding shares of any other class of stock. Each share of Class A Common Stock entitles the holder to one vote, and each share of Class B Common Stock entitles the holder to ten votes. Only shareholders of record at the close of business on March 21, 2003, will be entitled to notice of, and to vote at, the annual meeting.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 1, 2003, certain information regarding beneficial ownership of the Company’s Common Stock by (i) each person who is known by the Company to own beneficially 5% or more of either class of Common Stock; (ii) each Named Executive Officer (as defined under “Executive Compensation” below); (iii) each director and nominee for director of the Company; and (iv) all directors and executive officers as a group. Unless otherwise indicated, all persons listed have sole voting power and investment power with respect to such shares, subject to community property laws, where applicable.

Name and Address (1)	Shares Beneficially Owned (2)			Percentage Beneficially Owned
	Class A Shares	Class B Shares	Total Shares	Class A Shares	Class B Shares	Total Shares	Outstanding Votes
John W. Stanton (3)(15)	5,768,688	6,050,693	11,819,381	7.95%	89%	14.88%	47.09%
John L. Bunce, Jr. (4)(15)	289,164	0	289,164	*	0	*	*
Mitchell R. Cohen (5)(15)	43,642	0	43,642	*	0	*	*
Daniel J. Evans (6)	28,194	0	28,194	*	0	*	*
Theresa E. Gillespie (3)(15)	5,768,688	6,050,693	11,819,381	7.95%	89%	14.88%	47.09%
Jonathan M. Nelson (7)(15)	686,511	0	473,021	*	0	*	*
Terence M. O’Toole (8)(15)	55,497	0	55,497	*	0	*	*
Mikal J. Thomsen (9)	847,048	525,659	1,372,707	1.16%	7.73%	1.72%	1.31%
Peter H. van Oppen (10)	346,325	4,218	350,543	*	*	*	*
Bradley J. Horwitz (11)	336,021	21,700	357,721	*	*	*	*
Eric Hertz	93,000		93,000	*	0	*	*
Sirios Capital Management, L.P. (12)	7,149,600	0	7,149,600	9.87%	0	9.02%	5.09%
Capital Research and Management Company (13)	6,952,480	0	6,952,480	9.60%	0	8.78%	4.95%
Prudential Financial, Inc. (14)	6,688,217	0	6,688,217	9.23%	0	8.44%	4.76%
Jennison Associates LLC (16)	6,660,800	0	6,660,800	9.19%	0	8.40%	3.0%
T. Rowe Price Associates, Inc. (17)	6,396,700	0	6,396,700	8.83%	0	8.07%	4.56%
Mellon Financial Corporation (18)	4,849,063	0	4,849,063	6.69%	0	6.12%	4.74%
All directors and executive officers as a group (16 persons) (19)	9,019,365	6,335,468	15,354,833	12.21%	93.17%	19.03%	50.49%

*	Less than 1%

(1)	The address of Sirios Capital Management, L.P. (“Sirios”) is 919 Third Avenue, New York, New York 10022. The address of Capital Research and Management Company (“Capital Research”) is 333 South Hope Street, Los Angeles, California 90071. The address of Prudential Financial, Inc. (“Prudential Financial”) is 751 Broad Street, Newark, New Jersey 07102-3777. The address of Jennison Associates LLC (“Jennison Associates”) is 466 Lexington Avenue, New York, New York 10017. The address of T. Rowe Price Associates, Inc. (“T. Rowe Price”) is 100 East Pratt Street, Baltimore, Maryland 21202. The address of Mellon Financial Corporation (“Mellon”) is One Mellon Center, Pittsburgh, Pennsylvania 15258. The address of the Company’s directors and executive officers is 3650 131st Avenue SE, Bellevue, Washington 98006.

(2)	Computed in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(3)

Includes (i) 829,880 shares of Class A Common Stock and 1,686,069 shares of Class B Common Stock held by PN Cellular, Inc. (“PN Cellular”), which is substantially owned and controlled by Mr. Stanton and Ms. Gillespie, (ii) 546,859 shares of Class A Common Stock and 1,274,519 shares of Class B Common Stock held by Stanton Communications Corporation (“SCC”), which is substantially owned and controlled by Mr. Stanton and Ms. Gillespie, (iii) 4,240,919 shares of Class A Common Stock and 3,025,668 shares of Class B Common Stock held by Mr. Stanton and Ms. Gillespie, as tenants in common, (iv) 64,437 shares of Class B Common Stock held by The Stanton Family Trust, and (v) stock options vested within sixty days of

April 1, 2003, held by Mr. Stanton and Ms. Gillespie to purchase 1,335 and 149,695 shares of Common Stock, respectively. Mr. Stanton and Ms. Gillespie are married and share voting and investment power with respect to the shares jointly owned by them, as well as the shares held by PN Cellular, SCC and The Stanton Family Trust (the “Stanton Entities”).

(4)	Includes stock options vested within sixty days of April 1, 2003, held by Mr. Bunce to purchase 3,021 shares of Class A Common Stock. Options granted to Mr. Bunce prior to December 31, 1999 are held for the benefit of Hellman & Friedman Capital Partners II, L.P. (“Hellman & Friedman”).

(5)	Includes stock options vested within sixty days of April 1, 2003, held by Mr. Cohen to purchase 3,021 shares of Class A Common Stock. Options granted to Mr. Cohen prior to December 31, 1999 are held for the benefit of Hellman & Friedman.

(6)	Includes stock options vested within sixty days of April 1, 2003, held by Mr. Evans to purchase 8,194 shares of Class A Common Stock.

(7)	Includes 213,490 shares owned by the Jonathan M. Nelson Family Foundation (the “Foundation”). Mr. Nelson is President and a Director of the Foundation and may be deemed to share voting and investment power over such shares. Mr. Nelson disclaims beneficial ownership of the shares held by the Foundation. Includes 1,854 shares of Class A Common Stock held by Providence Media Services, Inc., that Mr. Nelson may be deemed to beneficially own. Also includes stock options vested within sixty days of April 1, 2003, held by Mr. Nelson to purchase 2,454 shares of Class A Common Stock.

(8)	Mr. O’Toole, as a Managing Director of Goldman Sachs & Co., Inc. (“Goldman Sachs”), may be deemed to beneficially own 50,900 shares of Class A Common Stock held by The Goldman Sachs Group, Inc., and its indirect wholly-owned subsidiary, Goldman Sachs. Mr. O’Toole disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein, if any. Includes stock options vested within sixty days of April 1, 2003, held by Mr. O’Toole to purchase 3,021 shares of Class A Common Stock. Options granted to Mr. O’Toole are held for the benefit of The Goldman Sachs Group, Inc.

(9)	Includes (i) 59,333 shares of Class A Common Stock and 172,958 shares of Class B Common Stock held by Mr. Thomsen, (ii) 52,000 shares of Class A Common Stock held by a family trust, of which Mr. Thomsen has voting and investment power, (iii) 84,897 share of Class A Common Stock and 172,484 shares of Class B Common Stock that Mr. Thomsen may be deemed to beneficially own through his ownership of PN Cellular, and (iv) 77,326 shares of Class A Common Stock and 180,217 shares of Class B Common Stock which Mr. Thomsen may be deemed to beneficially own through his ownership of SCC. Mr. Thomsen does not have voting control over the shares held by PN Cellular and SCC. Also includes stock options vested within sixty days of April 1, 2003, held by Mr. Thomsen to purchase 573,492 shares of Common Stock. Although the table reports all stock options as exercisable into Class A Common Stock only, 167,794 of the stock options held by Mr. Thomsen are exercisable into either Class A Common Stock or Class B Common Stock at Mr. Thomsen’s discretion. Mr. Thomsen jointly holds voting and investment power with respect to all of such shares with his wife, except for shares issued or issuable upon the exercise of stock options.

(10)	Includes 2,075 shares of Class A Common Stock and 4,218 shares of Class B Common Stock that Mr. van Oppen may be deemed to beneficially own through his ownership of PN Cellular. Mr. van Oppen does not have voting control over such shares. Also includes 15,000 shares of Class A Common Stock held in a trust for the benefit of Mr. van Oppen’s son, and 9,000 shares of Class A Common Stock held in trusts for the benefit of Mr. van Oppen’s niece and nephews. Mr. van Oppen disclaims beneficial ownership of those shares. Also includes stock options vested within sixty days of April 1, 2003, held by Mr. van Oppen to purchase 3,100 shares of Class A Common Stock.

(11)	Includes stock options vested within sixty days of April 1, 2003, held by Mr. Horwitz to purchase 183,021 shares of Class A Common Stock. Although this table reports all stock options as exercisable into Class A Common Stock only, 47,788 of the stock options held by Mr. Horwitz are exercisable into either Class A Common Stock or Class B Common Stock at Mr. Horwitz’ discretion.

(12)	Beneficial ownership is as of December 31, 2002, as reported in a Schedule 13G/A filed on February 13, 2003.

(13)	Beneficial ownership is as of December 31, 2002, as reported in a Schedule 13G/A filed on February 11, 2003, Capital Research is a registered investment adviser that manages The American Funds Group of mutual funds. Capital Research does not own any shares of the Company for its own account. The shares reported by Capital Research are owned by accounts under the discretionary investment management of Capital Research.

(14)	Beneficial ownership is as of December 31, 2002, as reported in a Schedule 13G/A filed on February 7, 2003, Prudential Financial may be deemed the beneficial owner of securities beneficially owned by certain entities listed in the Schedule 13G/A, which entities include Jennison Associates, and may have direct or indirect voting and/or investment discretion over 6,676,717 shares which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or affiliates.

(15)	Parties or affiliates of parties to the Shareholders Agreement, which provides that the parties thereto will vote their shares of Common Stock in favor of the election as directors of the Company the Chief Executive Officer of the Company, one person designated by the Stanton Entities and Providence Media Partners, L.P., one person designated by Goldman Sachs, two persons designated by Hellman & Friedman and one person selected by a majority of such designated persons, subject to the ownership requirements set forth therein.

(16)	Beneficial ownership is as of December 31, 2002, as reported in the Schedule 13G/A filed on February 14, 2003. Jennison Associates furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients. Jennison Associates does not file jointly with Prudential Financial, and as such, the shares of Common Stock reported on Jennison Associates’ Schedule 13G/A may be included in the shares reported on the Schedule 13G/A filed by Prudential Financial.

(17)	Beneficial ownership is as of December 31, 2002, as reported in a Schedule 13G/A filed on February 14, 2003. These shares are owned by various individual and institutional investors to which T. Rowe Price serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price is deemed to be a beneficial owner of such securities; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities

(18)	Beneficial ownership is as of December 31, 2002, as reported in the Schedule 13G/A filed on January 16, 2003. All of the securities are owned by Mellon and its direct or indirect subsidiaries in their various fiduciary capacities.

(19)	Includes stock options vested within sixty days of April 1, 2003, held by directors and executive officers to purchase 1,466,995 shares of Class A Common Stock. Although this table reports all stock options as exercisable into Class A Common Stock only, 345,442 of the options held by executive officers are exercisable into either Class A Common Stock or Class B Common Stock at the respective holder’s discretion.

1.    ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

The Company’s Board of Directors currently consists of nine members. At each annual meeting, directors are elected to serve for a term of one year and until their respective successors have been elected and qualified. The terms of office of the Company’s current directors are scheduled to expire at the annual meeting.

At the annual meeting, shareholders will elect eight directors to serve until the next annual meeting of the shareholders of the Company and until their respective successors are elected and qualified. Unless otherwise directed, the persons named in the proxy intend to cast all proxies in favor of the following persons to serve as directors of the Company. In the event that any of the nominees should become unavailable for election to the Board of Directors for any reason, the persons named in the proxy have discretionary authority to vote the proxies for the election of another nominee to be designated by the Board of Directors to fill any such vacancy.

Information about the Nominees

John W. Stanton, 47, has served as director, Chairman of the Board and Chief Executive Officer of the Company and its predecessors since 1992. Mr. Stanton has been Chairman and a director of T-Mobile USA, formerly VoiceStream Wireless Corporation (“VoiceStream”), a former subsidiary of the Company, since 1994 and was Chief Executive of VoiceStream and T-Mobile USA from February 1998 to March 2003. Mr. Stanton served as a director of McCaw Cellular Communications (“McCaw”) from 1986 to 1994, and as a director of LIN Broadcasting from 1990 to 1994, during which time it was a publicly-traded company. From 1983 to 1991, Mr. Stanton served in various capacities with McCaw, serving as Vice-Chairman of the Board of McCaw from 1988 to 1991 and as Chief Operating Officer of McCaw from 1985 to 1988. Mr. Stanton is a member of the board of directors of Advanced Digital Information Corporation (“ADIC”) and Columbia Sportswear, Inc., and is a trustee of Whitman College, a private college.

John L. Bunce, Jr., 44, has served as a director of the Company and one of its predecessors since 1992. Mr. Bunce is a Managing Director of Hellman & Friedman, a private investment firm, having joined Hellman & Friedman as an associate in 1988. Mr. Bunce is also a director of Arch Capital Group, Ltd., National Information Consortium and Digitas.

Mitchell R. Cohen, 39, has served as a director of the Company and one of its predecessors since 1992. Mr. Cohen is a Managing Director of Hellman & Friedman, having joined Hellman & Friedman as an associate in 1989. From 1986 to 1989, Mr. Cohen was employed by Shearson Lehman Hutton, Inc.

Daniel J. Evans, 77, has served as a director of the Company since 1997. Mr. Evans is the Chairman of Daniel J. Evans Associates, a consulting firm. From 1965 through 1977, Mr. Evans was Governor of the State of Washington. In 1983 he was appointed and then elected to the United States Senate to fill the seat of the late Senator Henry M. Jackson. Mr. Evans also serves as a director of Archimedes Technology Group, National Information Consortium, Flow International Corporation, Cray Computer Company and Costco Wholesale Corporation. Mr. Evans is a member of the Board of Regents of the University of Washington.

Theresa E. Gillespie, 50, has been Vice Chairman of the Company since February 2003. Ms. Gillespie served as Executive Vice President of the Company from May 1999 through February 2003, and as a director since October 2000. Prior to being elected Executive Vice President, Ms. Gillespie served as Senior Vice President of the Company from 1997 until May 1999, and Chief Financial Officer of the Company and one of its predecessors from 1991 to 1997. Ms. Gillespie was Chief Financial Officer of certain entities controlled by Mr. Stanton and Ms. Gillespie since 1988. From 1986 to 1987, Ms. Gillespie was Senior Vice President and Controller of McCaw. From 1975 to 1986 she was employed by a national public accounting firm.

Jonathan M. Nelson, 46, has served as a director of the Company since it was formed in 1994. Mr. Nelson has been President of Providence Equity Partners Inc., an investment advisor, since its inception in 1995. He has been Co-Chairman of Providence Ventures Inc., a private investment firm, since 1990. Since 1986, Mr. Nelson has been a Managing Director of Narragansett Capital, Inc., a private management company for three separate equity investment funds. Mr. Nelson is also a director of Eircom and numerous privately-held companies affiliated with Providence Equity Partners, Inc.

Mikal J. Thomsen, 46, has served as President of the Company since May 1999, and as a director since October 2000. Mr. Thomsen served as Chief Operating Officer of the Company and one of its predecessors from 1991 to May 2002, and in this capacity was responsible for all domestic cellular operations since August 1998. He was also a director of this predecessor from 1991 until the Company was formed in 1994. From 1983 to 1991, Mr. Thomsen held various positions at McCaw, serving as General Manager of its International Division from 1990 to 1991 and as General Manager of its West Florida Region from 1987 to 1990.

Peter H. van Oppen, 50, has served as a director of the Company since October 2000. Mr. van Oppen has served as Chairman of the Board and Chief Executive Officer of ADIC since its acquisition by Interpoint in 1994, and as President from 1994 to 1997. He served as Chairman of the Board of Interpoint from 1995 until its acquisition by Crane Co. in October 1996. He also served as President and Chief Executive Officer of Interpoint from 1989 until its acquisition by Crane Co. in October 1996. Mr. van Oppen also serves as a director of ADIC, Key Technology, Inc., and the Seattle Branch of the Federal Reserve Bank of San Francisco. He is also a trustee of Whitman College.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

Committees

The Company’s Board of Directors has standing Executive, Compensation, and Audit Committees. Each Committee’s function and members are described below:

Executive Committee.    Messrs. Stanton, Bunce and O’Toole are members of the Executive Committee. The Executive Committee, during the intervals between meetings of the Board of Directors, may exercise the powers of the Board of Directors except with respect to a limited number of matters, which include amending the Articles of Incorporation or the Bylaws of the Company, adopting an agreement of merger or consolidation for the Company and recommending to the shareholders of the Company a merger of the Company, the sale of all or substantially all of the assets of the Company or the dissolution of the Company.

Compensation Committee. Messrs. Cohen, Evans and Nelson are members of the Compensation Committee. The Compensation Committee reviews the remuneration of the directors and executive officers of the Company and makes recommendations to the Board of Directors regarding appropriate periodic adjustments of such amounts. The Compensation Committee also determines the Company’s grants of stock options and restricted stock offers and awards to officers and employees of the Company under the Company’s related plans.

Audit Committee.    Messrs. Bunce, O’Toole, and van Oppen are members of the Audit Committee, on which Mr. O’Toole serves as chairman. Each of Messrs. Bunce, O’Toole, and van Oppen is an “independent director” as defined in Rule 4200(a)(14) of the National Association of Securities Dealers, Inc. listing standards. The Audit Committee reviews with the Company’s independent auditors and management the scope, results and costs of the audit engagement.

During 2002, the Executive Committee did not meet, the Compensation Committee met three times, the Audit Committee met ten times, and the entire Board of Directors met four times. Each director attended at least 75 percent of all board meetings and meetings of committees on which they served. Mr. O’Toole has served as a director of the Company and its predecessors since 1992. His employer, Goldman Sachs, has reduced its investment in the Company’s Common Stock. Mr. O’Toole has decided not to seek re-election and, therefore, will not be a member of the board or any committees thereof after the date of the annual meeting.

Audit Committee Report

The Audit Committee, pursuant to its written charter which was adopted by the Board of Directors, is responsible for monitoring and overseeing the Company’s internal controls and financial reporting processes, as well as the independent audit of the Company’s consolidated financial statements by the Company’s independent auditors, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”).

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2002, and discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received and reviewed the written disclosures and the letter from PricewaterhouseCoopers required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed that firm’s independence with representatives of the firm.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Respectfully Submitted,

Terence M. O’Toole (Chairman)

John L. Bunce, Jr.

Peter H. van Oppen

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation for services rendered during 2002, 2001 and 2000 for the Company’s Chief Executive Officer and its next four most highly compensated executive officers (collectively referred to herein as the “Named Executive Officers”).

Name and Principal Position	Annual Compensation				Long-Term Compensation Awards
					Restricted Stock Awards($)(1)	Securities Underlying Options/ SARs (#) (2)		All Other Compensation ($)(3)
	Fiscal Year		Salary($)	Bonus($)
John W. Stanton Chairman and Chief Executive Officer	2002 2001 2000		412,500 500,142 388,654	0 0 400,000	315,220 0 0	0 0 0		5,500 5,100 5,100

Mikal J. Thomsen President and Chief Operating Officer	2002 2001 2000		325,000 318,891 290,634	0 113,750 274,196	174,080 0 0	120,000 0 0		5,500 5,100 5,100

Bradley J. Horwitz Executive Vice President	2002 2001 2000		265,000 258,891 238,338	0 159,000 180,000	168,960 0 0	40,000 0 4,000	(2)	5,500 5,100 5,100

Theresa E. Gillespie Vice Chairman	2002 2001 2000		250,000 243,892 218,339	0 0 176,264	153,600 0 0	0 0 0		5,500 5,100 5,100

Eric Hertz Chief Operating Officer	2002	(4)	187,326	59,000	117,760	100,000		251,827	(5)

(1)	On January 6, 2003, each of the named executive officers was awarded a restricted stock grant as a performance bonus for 2002. The closing price of the Common Stock on that date as reported on the Nasdaq National Market was $5.12 per share. Each restricted stock grant was fully vested. The holder of the restricted stock grant enjoys all benefits of ownership of the shares of Common Stock, including the right to vote the shares and to receive any dividends with respect to the shares. In addition, Mr. Hertz received a restricted stock grant of 35,000 shares issued on August 28, 2002 which are fully vested but subject to forfeiture if Mr. Hertz terminates his employment voluntarily without cause or his employment is terminated by the Company with cause prior to May 20, 2003. The closing price of the Common Stock on that date as reported on the Nasdaq National Market was $3.10 per share. At December 31, 2002, based on the closing price of $5.30 per share of the Common Stock as reported on the Nasdaq National Market on that date, the named executive officers had the following aggregate restricted stock holding: Mr. Stanton, 120,000 shares, $636,000; Mr. Thomsen, 54,000 shares, $286,200; Mr. Horwitz, 33,000 shares, $174,900; Ms. Gillespie, $238, 500; and Mr. Hertz, $307,400.

(2)	Mr. Horwitz received a grant of 4,000 Performance Units under the Western Wireless International Corporation 1998 Stock Appreciation Plan (“Performance Units”).

(3)	Consists of (a) matching Company contributions under the Company’s 401(k) Profit Sharing Plan and Trust, a portion of which was refunded to the Company and/or Messrs. Stanton, Thomsen, and Horwitz and Ms. Gillespie in cash each year because non-discrimination (employee participation) thresholds established by the Internal Revenue Service were not met.

(4)	Mr. Hertz was elected Chief Operating Officer of the Company in May 2002.

(5)	Of this amount, $200,000 represents a relocation payment and $51,827 represents a payment made by the Company in 2002 to cover taxes on Mr. Hertz’ initial restricted stock grant.

Option Grants For 2002 Fiscal Year

The following table provides information on options granted to the Named Executive Officers for Fiscal Year 2002.

Individual Grants

	Number of Securities Underlying Options Granted		% of total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name						5%($)	10%($)
John W. Stanton	—		—	—	—	—	—
Mikal J. Thomsen	120,000	(1)	14.3	39.1875	1/1/12	$819,453	$4,090,287
Bradley J. Horwitz	40,000	(1)	4.8	39.1875	1/1/12	$273,151	$1,363,429
Theresa E. Gillespie	—		—	—	—	—	—
Eric Hertz	100,000	(3)	11.9	3.35	5/10/12	$210,680	$533,940

(1)	These options have terms of ten years from January 2, 2001. The options were 40% vested as of January 1, 2002, with additional increments of 20% vesting on each of January 1, 2003-2005.

(2)	The potential realizable value portion of the table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company’s common stock over the term of the options. These numbers do not take into account certain provisions of the options providing for cancellation of the option following termination of employment.

(3)	This option has a term of ten years from May 10, 2002. The option vests in four (4) equal annual increments commencing May 10, 2002, with the first vesting date being May 10, 2003.

Option Exercises and Values

The following table provides information on option exercises in 2002 by the Named Executive Officers and the value of Named Executive Officer’s unexercised options on December 31, 2002. This table excludes options to purchase VoiceStream common stock received in connection with the VoiceStream Spin-Off.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)			Value of Unexercised in-the-Money Options/SARs at Fiscal Year-End ($)
			Exercisable		Unexercisable	Exercisable		Unexercisable
John W. Stanton	0	—	1,068		267	0		0
Mikal J. Thomsen	25,000	89,575	542,415		104,077	66,841		0
Bradley J. Horwitz	0	—	168,329	*	34,692	701,004	*	0
Theresa E. Gillespie	0	—	128,310		21,385	0		0
Eric Hertz	0	—	0		100,000	0		195,000

*	Includes 4,000 vested Performance Units.

Compensation of Directors

Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of the Board and participating in other related activities. In addition, non-employee directors are each paid an annual retainer of $24,000, $1,500 for each Board meeting they attend, $750 for each Committee meeting not held in conjunction with full Board meetings, and $500 for telephonic meetings. Directors serving as committee chairs receive an additional annual payment of $2,000. Each non-employee director will be awarded an annual nonqualified stock option to purchase 2,500 shares of the Company’s Class A Common Stock. A non-employee director will also be issued a nonqualified option to purchase 5,000 shares of the Company’s Class A Common Stock upon the director’s initial election or appointment to the Board.

Employment Agreements

Mr. Stanton’s employment agreement and the employment agreements between the Company and each of Mr. Thomsen, Mr. Hertz Mr. Horwitz, and Ms. Gillespie provide for annual base salaries and an opportunity to earn an annual bonus, as determined by the Company’s Board. The foregoing employment agreements also provide that the contracting employee may be terminated by the Company at any time, with or without cause (as such term is defined in the employment agreements); however, in the event of an involuntary termination (as defined therein) for other than cause, (1) such executive officer will be entitled to receive a severance payment in an amount equal to any accrued but unpaid existing annual targeted incentive bonus through the date of termination, 12 months of such executive’s then base compensation, and an amount equal to 12 months of such executive’s existing annual targeted incentive bonus, (2) the Company will, at its expense, make all specified insurance payment benefits on behalf of such executive officer and his or her dependents for 12 months following such involuntary termination and (3) with respect to any stock options previously granted to each executive officer which remain unvested at the time of involuntary termination, there shall be immediate vesting of that portion of each such grant of any unvested stock options equal to the product of the total number of such unvested options under such grant multiplied by a fraction, the numerator of which is the sum of the number of days from the date on which the last vesting of options under such grant occurred to and including the date of termination plus 365, and the denominator of which is the number of days remaining from the date on which the last vesting of options under such grant occurred to and including the date on which the final vesting under such grant would have occurred absent the termination. Among other things, an executive officer’s death or permanent disability will be deemed an involuntary termination for other than cause. In addition, each employment agreement provides for full vesting of all stock options granted upon a change of control (as such term is defined in the stock option agreements with the executive officer) of the Company.

Pursuant to his employment agreement, Mr. Hertz received a payment of $200,000 in 2002 for relocation costs, a grant of 35,000 shares from the Executive Restricted Stock Plan, and an additional cash payment of $51,827 to cover taxes related to this grant of restricted stock These shares of restricted stock are fully vested but subject to forfeiture if Mr. Hertz terminates his employment voluntarily without cause or his employment is terminated by the Company with cause prior to May 20, 2003. Mr. Hertz also received an option to purchase 100,000 shares of the Company’s Common Stock.

Pursuant to each such employment agreement, the Company has agreed to indemnify the executive officer against certain liabilities arising by reason of the executive officer’s affiliation with the Company. Pursuant to the terms of each employment agreement, each executive officer agrees that during such executive officer’s employment with the Company and for one year following the termination of such executive officer’s employment with the Company for any reason, such executive officer will not engage in a business which is substantially the same as or similar to the business of the Company and which competes within the applicable commercial mobile radio services markets serviced by the Company. Mr. Stanton’s agreement provides that such prohibition shall not preclude Mr. Stanton’s investment in other companies engaged in the wireless communications business or his ability to serve as a director of other companies engaged in the wireless communications business, in each case subject to his fiduciary duties as a director of the Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Company’s Board was formed in July 1994. None of the members was at any time during 2002, or at any other time, an officer or employee of the Company. No executive officer of the Company served as a member of the board of directors or the compensation committee of another entity, one of whose executive officers served as a member of the Company’s Board or Compensation Committee.

Compensation Committee Report on Executive Compensation

The Compensation Committee is responsible for setting policy and the oversight of executive compensation. The Charter of the Compensation Committee is attached to this proxy statement as Appendix A. The Compensation Committee’s functions include determining the compensation of the Company’s Chief Executive Officer; developing guidelines and reviewing the compensation and performance of the Company’s other key executive officers in consultation with the Company’s Chief Executive Officer; and administering the Company’s Management Incentive Stock Option Plan and Executive Restricted Stock Plan.

The Compensation Committee believes that the actions of each executive officer have the potential to affect the short-term and long-term performance of the Company. Consequently, the Compensation Committee places considerable importance on its task of designing and overseeing the executive compensation program. The Compensation Committee annually reviews the compensation programs of peer and competing companies to assess the competitiveness of its compensation and to determine whether the Company’s executive compensation program is meeting the goals and objectives set by the Company’s Board.

Philosophy and Objectives for Executive Compensation.    The purpose of the Company’s executive compensation program is to: (i) increase shareholder value; (ii) improve the overall performance of the Company; and (iii) attract, motivate, reward and retain key executives.

The Compensation Committee believes that the Company’s executive compensation should reflect each executive officer’s qualifications, experience, role and performance achievements and the Company’s performance achievements. In determining compensation levels, the Compensation Committee focuses on the competitive environment of the wireless and telecommunications industry group, considering compensation practices, organization and performance of other companies. The Compensation Committee also considers general industry trends in the geographic markets that are relevant to its operations. Total cash compensation (base salary plus annual cash incentives) and total direct compensation (base salary plus annual cash incentives plus the expected value of long-term incentives) should directly reflect the level of performance achieved by the Company and its executives. Within this overall philosophy, the Compensation Committee’s specific objectives are to: (i) offer compensation which is competitive with other well-managed wireless and telecommunications companies and reward superior performance with enhanced levels of compensation; and (ii) provide variable compensation awards that are based on the Company’s overall performance relative to corporate objectives, taking into account individual contributions, teamwork and performance levels that help create value for shareholders.

Components of Executive Compensation.    The three primary components of executive compensation are: (i) base salary, (ii) bonuses and (iii) long-term incentive awards.

Base Salary.    Executive officers’ base salaries are set at levels which reflect their specific job responsibilities, experience, qualifications, and job performance in the context of the competitive marketplace. Marketplace levels of compensation are determined using compensation surveys which reflect the relevant segments of the market and include some of the companies which are included in the Company’s peer group as reflected in the Performance Graph, and other companies which, while not in the peer group, are deemed appropriate comparisons for compensation purposes. Base salaries are reviewed each year, with consideration for adjustments being based on a combination of each executive officer’s ongoing role, his or her job performance and marketplace competitiveness.

Bonuses.    Awards under the bonus plan are based on the achievement of quality, growth and operating cash flow targets and specific objective performance goals. These goals are set for a one-year period. Performance goals are set to represent a range of performance, with the level of associated incentive award varying with different levels of performance achievement. The Chief Executive Officer recommends bonuses to the Compensation Committee for executive officers other than himself. Awards earned under the plan are contingent upon employment with the Company through the end of the year, except for payments made in the event of death, retirement, disability, or in the event of a change in control. Bonus payments are presented in the Summary of Compensation Table under the heading “Bonus.”

Long-Term Incentive Compensation.    Long-term incentives are provided in the stock options granted under the Management Incentive Stock Option Plan and restricted stock granted under the Executive Restricted Stock Plan. The Committee believes that stock option and restricted stock grants encourage and reward effective management, assist in the retention of key executive officers, and further align shareholder and management interests. The restricted stock grants listed in the Summary Compensation Table above reflect stock bonus grants earned by the Named Executive Officers in 2002. Those grants were based on the recommendation of the Chief Executive Officer other than for himself and Ms. Gillespie. Options were provided to Executive Officers based on the recommendations of the Chief Executive Officer.

Chief Executive Officer Compensation.    The executive compensation policy described above is applied in setting the Chief Executive Officer’s compensation. Mr. Stanton participated in the same base salary compensation plan available to the Company’s other executive officers. In 2002, Mr. Stanton earned a total base salary of $412,500. Mr. Stanton’s bonus was determined on the basis of the Company’s operating results and achievements in 2002 and other objectives. During 2002, under Mr. Stanton’s leadership, the Company increased annual domestic EBITDA (total revenues less operating expenses exclusive of depreciation, amortization, asset disposition and stock-based compensation) for the eighth consecutive year and more than doubled its free cash flow (EBITDA less capital expenditures); achieved its sixth consecutive year of positive free cash flow; introduced a very successful new rate plan; entered into extended roaming agreements with AT&T Wireless, Verizon Wireless and Cingular; continued to reduce the Company’s operating and cost of service expenses; made important progress in the Company’s efforts to obtain universal service funding; completed the sale of the Company’s interest in Tal hf, an Icelandic wireless operator, resulting in a substantial gain for the Company; and made important additions to the Company’s management team while retaining and further developing all of its key executive officers. The Compensation Committee determined that a bonus in the form of a restricted stock grant had been earned and Mr. Stanton received a grant of 60,000 shares of restricted stock. Mr. Stanton is a large shareholder in the Company and declined to accept a grant of stock options again in 2002.

Policy on Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m). All of the members of the Compensation Committee qualify as “outside directors.” The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to the Company’s executive officers.

Summary.    The Compensation Committee believes that the mix of conservative market-based salaries, significant variable cash incentives for both long-term and short-term performance and the potential for equity ownership in the Company represents a balance that will motivate the executive management team to continue to produce strong results. The Committee further believes this program strikes an appropriate balance between the interests and needs of the Company in operating its business and appropriate rewards based on enhancement of shareholder value.

Respectfully submitted,

Jonathan M. Nelson (Chairman)

Mitchell R. Cohen

Daniel J. Evans

Performance Graph

The following graph depicts the Company’s Class A Common Stock price performance from May 22, 1996 (the date on which quotations for the Class A Common Stock first appeared on the NASDAQ National Market) through December 31, 2002, relative to the performance of the NASDAQ and the NASDAQ TELECOM. All indices shown in the graph have been reset to a base of 100 as of May 22, 1996, and assume an investment of $100 on that date and the reinvestment of dividends, if any, paid since that date. The Company has not paid cash dividends on its Common Stock. The graph has been adjusted to reflect the VoiceStream Spin-off completed on May 3, 1999, as if the VoiceStream shares were sold on May 4, 1999, at its closing price of $25.188, and reinvested in the Company at its closing price of $22.00. The graph set forth below was prepared by the Company.

WWCA Price and Index Comparison

Certain Relationships and Related Transactions

Goldman Sachs has agreed to reimburse the Company for certain expenses incurred by the Company in connection with the preparation and maintenance of a current prospectus as part of Goldman Sachs’ market making activities, including certain legal, printing and accounting fees. Mr. O’Toole is a Managing Director of Goldman Sachs.

A $2.1 billion credit facility provided to the Company, indentures pursuant to which the Company has issued subordinated debt, and the Washington Business Corporation Act contain provisions which limit the terms on which the Company may enter into transactions with its affiliates.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the Securities and Exchange Commission (the “SEC”) initial reports of beneficial ownership (“Forms 3”) and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company (“Forms 4 and Forms 5”). Officers, directors, and greater than 10% shareholders of the Company are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with for the year ended December 31, 2002, except for a Form 4, which was not timely filed to report the acquisition of the Company’s Common Stock by Mr. Gerald Baker. This transaction was reported on Mr. Baker’s Form 5 for the year ended December 31, 2002.

2.    RATIFICATION OF SELECTION OF AUDITORS

The Board of Directors will request that the shareholders ratify its selection of PricewaterhouseCoopers to serve as the Company’s independent auditors, to examine the consolidated financial statements of the Company for the year ending December 31, 2003. Representatives of PricewaterhouseCoopers will be present at the annual meeting to make a statement if they desire to do so and to respond to questions by shareholders. The affirmative vote of a majority of the total number of votes attributable to all shares represented at the meeting is required for the ratification of the Board’s selection of PricewaterhouseCoopers as the Company’s independent auditors for the fiscal year ending December 31, 2003.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

Changes in Certifying Accountant

On August 23, 2001, the Company dismissed Arthur Andersen LLP (“Arthur Andersen”) as its independent accountant.

The audit reports of Arthur Andersen on the consolidated financial statements of the Company and subsidiaries for each of the years in the two-year period ended December 31, 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The decision to change the independent audit firm was recommended by the Company’s management and approved by the Company’s Audit Committee and Board of Directors.

During the two years ended December 31, 2000, and the subsequent interim period through August 23, 2001, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in its reports on the consolidated financial statements for such years.

During the two years ended December 31, 2000, and the subsequent interim period through August 23, 2001, Arthur Andersen has not advised the Company of any reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934).

Arthur Andersen was provided a copy of the above disclosures, set forth in the Company’s report on Form 8-K dated August 23, 2001 filed with the SEC, and was requested to furnish the Company with a letter addressed to the Commission stating whether it agreed with the above statements and, if not, stating the respects in which it did not agree. Arthur Andersen’s letter was filed as an exhibit to such report.

The Company engaged PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as its new independent accountant as of August 23, 2001. During the two years ended December 31, 2000 and through August 23, 2001, the Company has not consulted with PricewaterhouseCoopers regarding any matters specified in Items 304(a)(2)(i) or (ii) of Regulation S-K under the Securities Exchange Act of 1934. The Company has authorized Arthur Andersen to respond fully to any inquiries from PricewaterhouseCoopers relating to its engagement as the Company’s independent accountant.

Fees Paid to PricewaterhouseCoopers

The following table shows the fees paid or accrued by the Company for the audit and other services provided by PricewaterhouseCoopers for the year ended December 31, 2002.

Audit Fees

Aggregate fees for professional services rendered by PricewaterhouseCoopers in connection with its audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2002 and its limited reviews of the Company’s unaudited condensed consolidated interim financial statements were $512,000.

Financial Information Systems Design and Implementation Fees

During the year ended December 31, 2002, PricewaterhouseCoopers rendered no professional services to the Company in connection with the design and implementation of financial information systems.

All Other Fees

In addition to the fees described above, aggregate fees of $558,000 were billed by PricewaterhouseCoopers during the year ended December 31, 2002, primarily for the following professional services:

Audit-related services (a)	$120,000
Income tax compliance and related tax services	$311,000
Other (b)	$127,000

(a)	Audit related fees include fees for issuance of no default letters and statutory audits in the international locations.

(b)	Primarily includes fees related to SAP consulting and support services.

The Audit Committee has considered whether the provision of the services provided by is compatible with maintaining the firms’ independence.

3.    PROPOSAL TO AMEND THE WESTERN WIRELESS CORPORATION  EXECUTIVE RESTRICTED STOCK PLAN

Subject to shareholder approval, the Board of Directors has approved an amendment to Section 3 of the Western Wireless Corporation Executive Restricted Stock Plan (the “Restricted Stock Plan”), that would increase the number of shares available for issuance under the Plan from 500,000 to 1,300,000, subject to adjustment pursuant to Section 3 thereof, and (ii) amendment thereof approved by the shareholders of the Company (the “Amendment”). The number of shares of restricted stock actually issued pursuant to the Restricted Stock Plan since January 1, 1997 exceeds the number currently authorized for issuance under the Restricted Stock Plan by 36,010 shares of Class A Common Stock (the “Additional Shares”). As part of the proposal to amend the Restricted Stock Plan, the Board of Directors requests that the shareholders ratify the award of the Additional Shares. If the shareholders do not approve the Amendment, the award of the Additional Shares will be rescinded. The Additional Shares are included in the 800,000 shares covered by the Amendment. Therefore, if the Amendment is approved and the award of the Additional Shares is ratified, immediately thereafter there will be 763,990 shares of Class A Common Stock available for issuance under the Restricted Stock Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE WESTERN WIRELESS CORPORATION EXECUTIVE RESTRICTED STOCK PLAN, WHICH INCLUDES RATIFICATION OF THE AWARD OF ADDITIONAL SHARES.

Description of the Restricted Stock Plan

The following description is qualified in its entirety by reference to the Restricted Stock Plan itself, which is included as Appendix B to this Proxy Statement.

The Restricted Stock Plan provides for the grant or sale of the Company’s Class A Common Stock to key executives of the Company and its subsidiaries and affiliates. The Class A Common Stock to be issued pursuant to the Restricted Stock Plan will be Restricted Stock, as discussed below, and as such will be subject to certain restrictions, described below, that are imposed to promote the purposes of the Restricted Stock Plan. The Restricted Stock Plan was adopted to be effective for a 10-year period that commenced as of January 1, 1997. The Board of Directors, as approved by the shareholders at the Company’s annual meeting on May 21, 1997, initially reserved for issuance under the Restricted Stock Plan 500,000 shares of the Company’s Class A Common Stock. Since January 1, 1997, 536,010 shares have been granted or sold to the Company’s executives, a portion of which remain subject to certain vesting requirements and 36,010 of which are subject to ratification by the Company’s shareholders. The Board of Directors believes that the ability to award such stock bonuses and make such sales pursuant to this Restricted Stock Plan are essential to attract and retain the best available personnel for positions of substantial responsibility, to encourage ownership of Class A Common Stock by executives of the Company and its subsidiaries and affiliates, and to promote the Company’s success.

The Restricted Stock Plan is administered by the Board of Directors, although the Board may delegate its administrative responsibilities to a committee of not less than three “non-employee directors” in accordance with Rule 16b-3 promulgated under the Exchange Act (currently, delegation is to the Compensation Committee). All members of such committee also must be “outside directors” within the meaning of Section 162(m) of the Code. The Board of Directors has full power and authority to administer and interpret the Restricted Stock Plan, make all grants, offers, bonuses, and awards under the Restricted Stock Plan and adopt, from time to time, such guidelines, rules, regulations, agreements, and instruments for the administration of the Restricted Stock Plan as the Board of Directors deems necessary or advisable.

The closing price of the Company’s Class A Common Stock on the Nasdaq National Market on April 1, 2003 was $5.74.

Because the executives who may participate in the Restricted Stock Plan and the number of shares granted or sold to them are determined by the Board of Directors, in its sole discretion, it is not possible to state the names or positions of, or the number of shares that may be granted or sold to, the Company’s executives.

The Board of Directors will designate the key executives of the Company, or any of its subsidiaries or affiliates (including officers and directors of the Company) engaged in activities that further the Company’s objectives who will be eligible to obtain shares under the Restricted Stock Plan and the number of shares of Restricted Stock of the Company to be issued to each such executive. In addition, the Board of Directors shall determine the type and applicable restrictions, performance criteria, terms and conditions of issuances to be made to such executives, and to determine a time when issuances will occur to eligible executives.

The purchase price, if any, of Restricted Stock must be paid in full, in cash or certified or bank check, at the Company’s principal office before the offer to purchase such shares expires. There is no purchase price in cases where the Board of Directors grants a Restricted Stock bonus to an eligible executive.

Unless otherwise indicated in an offer of Restricted Stock, whether by grant or through a sale, an eligible executive may not transfer any shares issued under the Restricted Stock Plan, except in the case of death, in which case shares may be conveyed by will or by the laws of descent and distribution, subject to the provisions of the Restricted Stock Plan and to applicable provisions of any other Restricted Stock agreement between the Company and the participant. Any such successor in interest may not further convey, transfer, encumber or otherwise dispose of such shares except as provided in the Restricted Stock Plan. Certificates that represents shares subject to the Restricted Stock Plan MAY bear a restrictive legend. Once the restrictions, if any, under the Restricted Stock Plan and in the Restricted Stock offer have been satisfied, such restrictive legends may be removed.

If certain events occur or, having occurred, continue in effect, on or before the date all restrictions in the Restricted Stock Plan or in the Restricted Stock offer have lapsed with respect to any shares, the holder will sell to the Company all shares that remain subject to the Restricted Stock Plan. In such event, the repurchase price shall equal the original price paid by the holder for such shares, and if there is no purchase price, then without payment therefore. Such events include: (i) termination of employment other than by reason of death or permanent and total disability; (ii) a non-employee director of the Company, if nominated, fails or refuses to stand for election or, if elected, fails to serve as such or resigns as a director; or (iii) such other events as may be set forth in a Restricted Stock offer.

Securities Authorized for Issuance Under Equity Compensation Plans

The following is a summary as of December 31, 2002 of all equity compensation plans of the Company that provide for the issuance of equity securities as compensation. See the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, Note 14 to Financial Statements—Stock-based Compensation Plans, for additional discussion.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,291,000	$15.20	3,150,990	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	3,291,000	$15.20	3,150,990

(1)	The following plans have securities available for future issuance; 1994 Management Incentive Stock Option Plan (2,986,000 shares), 1997 Executive Restricted Stock Plan (164,990 shares).

Other Business

The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. However, as to any other business which may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof, in accordance with the judgment of the persons voting such proxies.

Shareholder Proposals For the 2004 Annual Meeting of Shareholders

To be considered for inclusion in next year’s Proxy Statement, shareholder proposals must comply with the requirements of Rule 14a-8 promulgated by the Securities and Exchange Commission and must be received by the Company at 3650 131st Avenue SE, Attn: General Counsel, Bellevue, Washington 98006 no later than the close of business on December 23, 2003. Shareholders who intend to present a proposal at next year’s annual meeting without inclusion of such proposal in the Proxy Statement are required to provide written notice to the Company no later than December 23, 2003. If the date of next year’s annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of this Proxy Statement, such written notice must be received by the Company a reasonable time before next year’s Proxy Statement is to be sent to shareholders. Shareholders are advised to review the Company’s Bylaws, which contain additional requirements about advance notice of shareholder proposals.

WESTERN WIRELESS CORPORATION

By Order of the Board of Directors

Jeffrey A. Christianson

Secretary

Bellevue, Washington

April 29, 2003

Appendix A

Compensation Committee of the Board of Directors Charter

Scope:

The Compensation Committee is a subcommittee of the Board of Directors. The primary function of the Compensation Committee is to represent the Board of Directors in discharging its responsibilities relating to compensation of the Company’s directors and key executive officers, and administration of the Company’s Management Incentive Stock Option Plan and Executive Restricted Stock Plan.

Composition:

The Compensation Committee shall be comprised of:

•	Three or more members of the Board of Directors, each of whom shall be “independent” of the management of the Company, and free from any relationship that, in the opinion of the Board, would interfere with his or her independence. For the purposes hereof, “independent” shall mean a director who meets the National Association of Securities Dealers, Inc. (hereinafter “NASD”) definition of “independence.”

•	The members shall be elected to the Compensation Committee annually or as necessary to fill vacancies in the interim.

•	The Board shall designate one member to serve as Chairperson.

Meetings and Resources:

The Compensation Committee shall:

•	Conduct regular meetings, at least two (2) times each year, either in person or telephonically, as would be necessary to ensure the successful achievement of the Board of Director’s oversight responsibilities. The majority of the members of the Compensation Committee shall constitute a quorum. Special meetings may be called by the Chairman of the Compensation Committee, or at the request of management.

•	Have the authority to obtain advice and seek assistance from internal and external legal, accounting and other advisors, and to retain the services of a compensation consultant.

•	Have the authority to form and delegate authority to subcommittees, the CEO, or other designated personnel when appropriate.

•	Report to the full Board of Directors with respect to its meetings.

Areas of Focus:

•	Review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives and set the CEO’s compensation level; including annual base salary, bonus and other incentive compensation, based on this evaluation.

•	In consultation with the CEO, develop guidelines and review the compensation and performance of the Company’s other key executive officers.

A-1

•	Review and approve employment agreements, severance arrangements and other employment terms and conditions for the CEO and other key executive officers.

•	Review director compensation levels and practices and, from time to time, make recommendations to the Board with respect to the compensation of directors.

•	Produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations.

•	Administer the Company’s Management Incentive Stock Option Plan and Executive Restricted Stock Plan, make recommendations to the Board regarding these plans and any other incentive compensation and equity-based plans adopted by the Company, and establish criteria for granting options to the Company’s directors, executive officers and other employees and review and approve the granting of options and other equity-based compensation in accordance with such criteria.

•	Prepare annually the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

•	If so directed by the Board, review and make recommendations to the Board regarding management succession.

•	Review and assess this Charter at least annually, or as conditions require, and recommend any proposed changes to the Board for approval.

•	Meet annually with the CEO to discuss corporate goals and performance results.

•	Make relevant inquiries and take necessary actions to fulfill the undertakings set forth in this charter.

•	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law as the Committee or the Board deem appropriate.

A-2

Appendix B

WESTERN WIRELESS CORPORATION

EXECUTIVE RESTRICTED STOCK PLAN

Adopted by the Board: January 1, 1997

Adopted by the Shareholders: May 21, 1997

Term: January 1, 1997 to December 31, 2006

1.    Purpose.

This Executive Restricted Stock Plan (this “Plan”) allows Western Wireless Corporation (the “Company”) to grant stock bonuses or sell stock to its key officers and employees, and is intended to promote the interests of the Company and its shareholders by aligning the interests of the Company executives with Company shareholders. The stock to be issued pursuant to this Plan will be Restricted Stock, as defined in 3 below, and as such will be subject to certain restrictions, described herein, that are imposed to promote the purposes hereof.

2.    Adoption and Administration of Plan.

This Plan shall become effective as of January 1, 1997 and shall remain in effect until December 31, 2006 unless sooner terminated as herein provided. Adoption of this Plan and any issuances of Restricted Stock hereunder prior to the annual meeting of the shareholders of the Company held during calendar year 1997 are subject to approval of the Plan by shareholders at such time.

This Plan shall be administered by the Company’s Board of Directors (the “Board”), provided that the Board may delegate its administrative responsibilities hereunder to a committee of not less than three directors who shall administer this Plan in the name of the Board (the “Committee”). As used hereafter herein, the term “Committee” shall refer to the Board if no Committee then exists or is then designated. So long as the Company is a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each member of the Committee who participates in administration must be a “Non-Employee Director” as that term is defined in Rule 16b(3) promulgated by the Securities and Exchange Commission pursuant to the Exchange Act. All members of the Committee shall also be “outside directors” within the meaning of section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended. The Committee shall have full power and authority to (i) administer and interpret this Plan, (ii) make all grants, offers, bonuses, and awards hereunder and (iii) adopt, from time to time, such guidelines, rules, regulations, agreements, and instruments for the administration of this Plan as the Committee deems necessary or advisable. Such powers include, but are not limited to (subject to the specific limitations described herein), authority to determine the employees to be issued Restricted Stock under this Plan, to determine the size, type, and applicable restrictions, performance criteria, terms and conditions of issuances to be made to such employees, to determine a time when issuances will occur, and to authorize issuances to eligible employees. The Committee shall have absolute discretion in any determination of whether any particular performance goal in any grant has been achieved or restriction has lapsed. The Committee shall prepare guidelines for notification to holders of Restricted Stock with performance based restrictions as to whether any such performance criteria have been met, and upon determination that the criteria have been met the Committee shall have the obligation to deliver written confirmation of the same to each holder of Restricted Stock within 30 days following achievement of the performance goal. The Committee shall also establish a mechanism to allow the removal of restrictive legends promptly after the achievement of the applicable performance criteria.

The Committee’s interpretations of this Plan, and all actions taken and determinations made by the Committee concerning any matter arising under or with respect to this Plan or any issuances of Restricted Stock pursuant to this Plan, shall be final, binding, and conclusive on all interested parties, including the Company, its shareholders, and all former, present, and future employees of the Company. At such time as the Company is not subject to the reporting requirements of the Exchange Act, the Committee may delegate some or all of its power and authority hereunder to the Chairman or Chief Executive Officer of the Company, such delegation to be subject to such terms and conditions as the Committee in its discretion shall determine. Such delegation of authority may be contained in guidelines, rules, and regulations adopted by the Board from time to time with respect to this Plan. The Committee may, as to questions of accounting, rely conclusively upon any determinations made by independent public accountants of the Company.

3.    Stock Subject to Plan.

There is hereby established a reserve (the “Reserve”), out of the Company’s authorized but unissued stock, of 1,300,000 shares of the Company’s Class A Common Stock, no par value per share (the “Restricted Stock”), for issuance under this Plan. As grants, offers, bonuses and awards are made, the Reserve shall be reduced by the number of shares of Restricted Stock issued. Any shares of Restricted Stock that are forfeited by the holder shall be added back to the Reserve. Any shares with respect to which restrictions have lapsed shall not be eligible to be added back to the Reserve. If the shares of Class A Common Stock of the Company should, as a result of a stock split, stock dividend, combination of shares, or any other change or exchange for other securities by reclassification, reorganization, redesignation, merger, consolidation, recapitalization or otherwise, be increased or decreased or changed into, or exchanged for, a different number or kind of shares of stock or other securities of the Company or of another corporation, the number of shares of Restricted Stock then remaining in the Reserve shall be appropriately adjusted to reflect such action. If any such adjustment shall result in a fractional share, such fraction shall be disregarded. Upon the issuance of shares of Restricted Stock pursuant to this Plan, the Reserve will be reduced by the number of shares issued. Notwithstanding any other provision hereof, no single employee may at any single time receive a grant, offer, bonus, or award of Restricted Stock in excess of 33.33 percent of the shares of Restricted Stock remaining at such time in the Reserve.

4.    Eligibility.

The Committee will designate, from time to time, key executives of the Company or any of its subsidiaries, parents or affiliates (including officers and directors of the Company), engaged in activities which further the Company’s objectives, who will be eligible to obtain shares under this Plan and the number of shares of Restricted Stock of the Company to be issued to each. In selecting the persons to whom offers to obtain shares hereunder will be made and in determining the number of shares to be offered, the Committee will consider the position and responsibilities of such persons, the value of their services to the Company or its subsidiaries, and such other factors as the Committee deems pertinent.

5.    Rights to Restricted Stock.

(a)    Restricted Stock Offers.    After the Committee has determined to offer a person the right to obtain Restricted Stock under this Plan, it will advise the offeree in writing of the offer’s terms, including the number of shares which such person will be entitled to obtain, the price per share, if any, and any other terms, conditions, and restrictions relating thereto (the “Restricted Stock Offer”). This notice will also provide that such person has 15 days from the date of the Restricted Stock Offer to accept the offer in the manner set forth in the Restricted Stock Offer. The form by which the Restricted Stock Offer will be made is attached hereto and incorporated herein as Exhibit A, and the same may be amended from time-to-time at the discretion of the Committee. The Committee may also, in the exercise of its discretion, extend the Restricted Stock Offer’s acceptance or effective term. Subject to this Plan’s express provisions, the Committee may make any such Restricted Stock Offer subject to any terms and conditions it establishes, and the Restricted Stock Offers made to different persons, or to the same person at different times, may be subject to terms, conditions and restrictions which differ from each other.

(b)    Special Performance Awards.    In connection with any Restricted Stock Offer to any one of the five most highly compensated officers of the Company, in order to comply with limitations imposed by Section 162(m) while retaining the flexibility to ensure that executive compensation is tied to performance and reward executives consistent with the Company’s compensation philosophy, all or part of the shares covered by a Restricted Stock Offer may be designated as a Special Performance Award, as to which the restrictions on shares so designated shall only be removed and the shares shall only become freely tradable by the holder thereof if certain pre-established performance goals are met during a specified performance period as set by the Committee. Restrictions on shares subject to a Special Performance Award granted to any individual whose compensation from the company is covered by Section 162(m) of the Code shall be removed only after the Committee certifies in writing that the performance goals have been met.

The Committee shall establish Performance Periods of any duration or with respect to any criteria, which may overlap and which may differ for each executive, but shall not exceed ten years. Prior to the end of 90 days following the commencement of each Performance Period, the Committee shall establish specific and objective performance goals for the Performance Period and a specific formula in connection with such performance goals for the removal of restrictions. The performance goals shall be based on one of more of the following performance measures, or other specific measures determined from time to time by the Committee: growth; financial results; and quality, productivity and efficiency.

(i)    Growth shall be measured in terms of increases one or more of the following: number of license areas served, number of subscribers, and revenue. Customer growth shall be measured in terms of one or more of the following: number of new customers; number of net new customers; revenue per new customer; and level of customer churn.

(ii)    Financial results shall be measured in terms of one or more of the following relating to the Company as a whole or a particular operating unit: operating cash flow; free cash flow; cash operating income (Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)); net income; earnings per share; total stockholder return; and relative stockholder return.

(iii)    Quality, productivity and efficiency shall be measured in terms of one or more of the following: customer and employee satisfaction; quantitative measures of system and customer service performance; and the cost of acquiring and cost of serving customers.

6.    Terms of Restricted Stock Offers.

(a)    Price.    The Committee will determine if there is to be a purchase price of the shares being offered under this Plan, and if so shall set the price. If there is no purchase price, the Restricted Stock Offer will be treated as a Restricted Stock bonus. Whether or not there is a purchase price, the offeree must accept the offer in a timely manner to receive the offered Restricted Stock. The purchase price, if any, must be paid in full, in cash or certified or bank check, at the Company’s principal office before the offer expires, for the Restricted Stock Offer’s acceptance to be effective. The date upon which the Restricted Stock Offer is finally accepted and the purchase price, if any, is paid is sometimes hereinafter called the “Closing Date.”

(b)    Restrictions.    By accepting the Restricted Stock under this Plan being offered to him or her, an offeree agrees and consents to all terms, conditions, and restrictions contained in the Restricted Stock Offer and to the following (unless the Restricted Stock Offer by its terms indicates the following shall not apply):

(i)    Any transfer or purported transfer made by a purchaser of shares under this Plan, except at the times and in the manner specified herein and in the Restricted Stock Offer, will be null and void and the Company shall not recognize or give effect to such transfer on its books and records or recognize the person or persons to whom such proposed transfer has been made as the legal or beneficial holder of those shares.

(ii)    Notwithstanding anything in this Plan to the contrary, upon the death of a holder of shares of Restricted Stock subject to this Plan, such shares may be conveyed by will or by the laws of descent and distribution, subject to the provisions of this Plan and to applicable provisions of any other Agreement by which the Company may be bound. Any successor in interest to the holder in such event may not further convey, transfer, encumber or otherwise dispose of such shares except as provided herein.

(iii)    Certificates representing shares which are subject to this Plan will bear the following legend, in addition to such other legends as counsel to the Company may deem appropriate:

RESTRICTED SHARES

“The shares represented by this certificate are restricted and subject to (i) all terms, conditions, and restrictions of the Western Wireless Corporation Executive Restricted Stock Plan, and (ii) the terms of the Restricted Stock Offer pursuant to which the shares represented hereby were originally issued, copies of which are on file and available for inspection during normal business hours at the principal offices of Western Wireless Corporation.”

7.    Events of Resale.

If any of the following events (“Events of Resale”) occurs or, having occurred, continues in effect, on or before the date all restrictions in this Plan or in the Restricted Stock Offer have lapsed with respect to particular shares of Restricted Stock, the holder will sell to the Company and the Company will purchase from the holder all the Restricted Stock obtained by the holder under this Plan that remains subject to such restrictions. With respect to any shares of Restricted Stock to which the restrictions herein or in the Restricted Stock Offer no longer apply, this provision shall not apply. The price per share in the case of Restricted Stock subject hereto shall equal the original price paid by the holder for such shares, and if there is no purchase price, then without payment therefore:

(a)    if the employment of the offeree by the Company or its subsidiaries is terminated other than by reason of the offeree’s death or permanent and total disability (as defined in the Company’s 1994 Management Incentive Stock Option Plan);

(b)    if an offeree who is not an employee, having been nominated as a director of the Company, fails or refuses to stand for election or, if elected, to serve as such or resigns as a director; or

(c)    if the offeree receives shares of Restricted Stock subject to any other Event of Resale in the Restricted Stock Offer, and such Event of Resale Occurs.

Within 30 days after such an occurrence, the Company, by notice to the holder, will state that an Event of Resale has occurred and will specify a date not less than five, and not more than ten, days from the date of such notice to consummate the purchase and sale of such shares at the Company’s principal office. At the closing, the holder will deliver to the Company certificates representing all of the shares purchased hereunder, and duly endorsed with all necessary transfer stamps affixed. Upon the receipt of such share certificates, the Company will deliver to the holder a check in the amount of the purchase price, if any. If the holder fails to deliver the share certificates to the Company at the closing, the Company may deposit the purchase price, if any, with the Secretary of the Company, and thereafter the shares will be deemed to have been transferred to the Company and the holder, despite the holder’s failure to deliver the share certificates, will have no further rights derived from such shares as a stockholder of the Company. In this event, the Secretary of the Company will continue to hold the purchase price, if any, for such shares and will make payment thereof, without interest, upon delivery of the share certificates to the Company, accompanied by the appropriate endorsements.

8.    Expenses.

The Company will pay all expenses and costs in connection with the administration of this Plan.

9.    No Prior Right of Offer.

Nothing in this Plan will be deemed to give any director, officer, or employee, or such individual’s legal representatives or assigns, or any other person or entity claiming under or through such individual, any contractual or other right to participate in the benefits of this Plan.

10.    Indemnification of the Committee.

In addition to such other rights or indemnification as they may have, the Company will indemnify members of the Committee against all costs and expenses reasonably incurred by them or any of them in connection with: any action, suit, or proceeding to which they or any of them may be a party by reason of any action taken, or failure to act, under or in connection with this Plan or any award granted pursuant thereto and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the

Company) or paid by them in satisfaction of a judgment in any action, suit or proceeding; provided that upon institution of any such action, suit, or proceeding, the person desiring indemnification gives the Company an opportunity, at its own expense, to handle and defend the same.

11.    Amendment and Termination of Plan; Amendment of Terms of Grants

The Board may at any time terminate or extend this Plan, or modify this Plan as it deems advisable; provided, that any amendment or extension required by Section 162(m) to be approved by the Shareholders shall be effective subject to such approval within twelve months of adoption by the Board. No termination or amendment of this Plan shall, without the consent of any person affected thereby, modify or in any way affect any right or obligation created prior to such termination or amendment. The Board may amend the terms and conditions of outstanding Restricted Stock Offers or Restricted Stock, provided, however, that (i) no such amendment would be adverse to the holders thereof, and (ii) the amended terms would be permitted under this Plan.

Subject to the provisions of Section 162(m) as applicable, in the event of (i) any change in the business or condition of the Company, including any change in connection with mergers, reorganizations, separations, or other transaction to which Section 424(a) of the Code would apply if applicable, or (ii) or in the event of any changed circumstances in the duties and/or responsibilities of any employee holding Restricted Stock when restrictions are specific to performance of duties or responsibilities that have changed, the Committee shall have discretion as to adjustment or removal of any or all restrictions of any Restricted Stock, and in the event thereof any adjustments by the Committee of restrictions shall attempt to as closely as possible establish restrictions that have the same intent and effect as the original performance based restrictions.

12.    Liability of Company.

The Company’s liability under this Plan and any sale made hereunder is limited to the obligations set forth with respect to such sale and nothing in this Plan will be construed to impose any liability on the Company in favor of the purchaser with respect to any loss, cost, or expense which the purchaser may incur in connection with, or arising out of, any transaction in connection therewith.

13.    No Agreement to Employ.

Nothing in this Plan will be construed to constitute, or evidence, an agreement or understanding, express or implied, by the Company to employ or retain the purchaser for any specific period of time.

14.    Purchase Agreement.

Any Restricted Stock Offer made hereunder, as accepted, may be embodied in a Restricted Stock Agreement containing such terms and conditions, not inconsistent with this Plan, as will, in the opinion of the Committee and counsel for the Company, be necessary or desirable to protect the Company. For all purposes thereafter, the Restricted Stock Agreement will be the Restricted Stock Offer as referenced herein.

15.    Federal Income Tax Consequences.

The federal income tax consequences of a person’s acquisition of Restricted Stock pursuant to this Plan are complex and subject to change. The following discussion, which has been prepared by the law firm of Preston Gates & Ellis LLP, counsel to the Company, is only a summary of the general rules applicable at the time of adoption of this Plan by the Board to the acquisition of stock subject to restrictions that are linked to the continued performance of services. It is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as currently in effect. These laws, Regulations and interpretations are subject to change, potentially retroactively. Further, a person’s particular situation may be such that some variation of these general rules would apply. ACCORDINGLY, IT IS STRONGLY RECOMMENDED THAT EACH PERSON WHO MAY RECEIVE RESTRICTED STOCK PURSUANT TO THIS PLAN CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE IMPLICATIONS OF THE RECEIPT OF RESTRICTED STOCK AND THE FILING OF A SECTION 83(b) ELECTION.

Generally, a person who receives Restricted Stock who is an employee, officer or director of the Company, or otherwise provides services to the Company (a “Restricted Stock Holder”) will be treated as receiving stock that is subject to a “substantial risk of forfeiture” for federal income tax purposes. This is because the Restricted Stock is subject to redemption by the Company if a Restricted Stock Holder’s employment terminates under certain circumstances and may be unsaleable by the Restricted Stock Holder unless certain other events occur, such as the achievement of particular personal or Company performance goals. As a result, a Restricted Stock Holder will not be subject to tax, as a general matter, on his or her acquisition of the Restricted Stock but will be subject to federal income tax at such time as such Restricted Stock vests (i.e., is, in whole or in part, no longer subject to a redemption right on the part of the Company or the other restrictions on sale). At that time, a Restricted Stock Holder will recognize ordinary compensation income per share in an amount equal to the difference between what he or she paid for the share of Restricted Stock and the value of such share at such later time. Such compensation income is subject to federal income tax withholding as well as to Social Security (FICA) taxes and unemployment taxes.

If a Restricted Stock Holder makes an election under Section 83(b) of the Code, however, a different result will apply. If this election is properly filed, then an acquired share of Restricted Stock will no longer be treated as property subject to a “substantial risk of forfeiture” for federal income tax purposes. As a result, a Restricted Stock Holder will recognize as compensation income at the time of receipt of the Restricted Stock any excess of the value of the Restricted Stock over the amount paid for such Restricted Stock. If the election is properly made, any gain subsequently realized on a sale of Restricted Stock shares would constitute capital gain, not subject to federal income tax withholding, FICA taxes or unemployment taxes. If an Event of Resale takes place and if an amount is included in the income of the Restricted Stock Holder as a result of a Section 83(b) election, the Restricted Stock Holder will not recognize a loss on the resale of the Restricted Stock to the Company (even though an amount was included in the income of the Restricted Stock Holders as a result of the Section 83(b) election).

An election under Section 83(b) of the Code must be filed with the Internal Revenue Service and delivered to the employer of a Restricted Stock Holder within thirty (30) days after the date on which a Restricted Stock Holder receives the applicable Restricted Stock. A form of a Section 83(b) election is available from the Company’s Secretary.

16.    Notices.

Any notice or other communication required or permitted to be made or given hereunder will be sufficiently made or given if sent by certified mail or other personal delivery service addressed to the offeree or holder at such individual’s address as set forth in the Company’s regular books and records and, if to the Company, addressed to it at its principal office.

Directions to the

Annual Meeting of Shareholders of

Western Wireless Corporation

at the

OVERLAKE HOSPITAL CONFERENCE CENTER

1035 116th Avenue Northeast

Bellevue, Washington 98004

(425) 688-5000

From Sea-Tac Airport

Exit airport to Interstate 405 North

From Interstate 405 North, take the NE 4th Street Exit

Turn right on NE 4th Street

Turn left on 116th Avenue NE

Turn left into the hospital campus

From downtown Seattle hotels and Convention Center

Take Interstate 5 North to Eastbound State Route 520

Take Eastbound State Route 520 across Lake Washington to Interstate 405 South

Follow Southbound 405 directions below

Southbound on Interstate 5

Take Eastbound State Route 520 across Lake Washington to Interstate 405 South

Follow Southbound 405 directions below

Southbound on Interstate 405

Exit Interstate 405 South at NE 8th Street Eastbound

Merge to the left lane and turn left (north) at the first stoplight onto 116th Avenue NE

Turn left into the hospital campus

PROXY

FOR THE ANNUAL MEETING OF SHAREHOLDERS

WESTERN WIRELESS CORPORATION

This Proxy Is Solicited On Behalf Of The Board of Directors

The undersigned hereby appoints John W. Stanton and Jeffrey A. Christianson (collectively, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Overlake Hospital Conference Center, 1035 116th Avenue Northeast, Bellevue, Washington, on Thursday, May 29, 2003 at 9:00 a.m. (Pacific Time) and at any adjournments thereof.

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder.

If NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1,2,3, and 4.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

é  FOLD AND DETACH HERE  é

Mark Here for Address Change or Comments	☐
1.	[ ] FOR all nominees listed below (except as indicated).

[    ] WITHHOLD AUTHORITY to vote for all nominees listed below.

FOR Election of directors: 01 John W. Stanton, 02 John L. Bunce, Jr., 03 Mitchell L. Cohen, 04 Daniel J. Evans, 05 Theresa E. Gillespie, 06 Jonathan M. Nelson, 07 Mikal J. Thomsen, 08 Peter H. van Oppen.

WITHHOLD AUTHORITY to vote for the following Directors:

2.	[ ] FOR [ ] AGAINST [ ] ABSTAIN

Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2003.

3.	[ ] FOR [ ] AGAINST [ ] ABSTAIN

Proposal to amend the Company’s Executive Restricted Stock Plan to increase the number of shares issuable under the Plan.

4.	[ ] FOR [ ] AGAINST [ ] ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Signature(s)	Dated: , 2003

IMPORTANT - PLEASE SIGN AND RETURN PROMPTLY.    When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.